                                                                     EXHIBIT 3.1

                          THIRD AMENDED AND RESTATED

                         ARTICLES OF INCORPORATION OF

                             BATTERY EXPRESS, INC.


     The undersigned, Ken Hawk and Mick Delargy, hereby certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of Battery Express, Inc., a California corporation.

     2. The Articles of Incorporation of this corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I
                                   ---------

     The name of this Corporation is Battery Express, Inc.

                                  ARTICLE II
                                  ----------

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

                                  ARTICLE III
                                  -----------

     A.  Classes of Stock.  This Corporation is authorized to issue two classes
         ----------------
of stock, designated "Common Stock" and "Preferred Stock." The total number of shares which this Corporation is authorized to issue is 10,000,000. The number of shares of Common Stock which this Corporation is authorized to issue is 8,706,250 no par value. The number of shares of Preferred Stock which this Corporation is authorized to issue is 1,293,750, no par value. Preferred Stock may be issued from time to time in one or more Series.

     B.  Rights, Preferences and Restrictions of Preferred Stock.  The Preferred
         -------------------------------------------------------
Stock shall consist of 611,250 shares designated "Series A Preferred Stock" (the "Series A"), 500,000 shares designated "Series B Preferred Stock" (the "Series B"), and 182,500 shares designated "Series C Preferred Stock" (the "Series C"), having the respective rights, preferences and privileges set forth herein. The Series A, Series B and Series C are sometimes referred to herein collectively the "Preferred Stock".

     The Corporation shall from time to time in accordance with the laws of the State of California increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

     The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of Common Stock and Preferred Stock or the holders thereof are as follows:

                                 ARTICLE IIIA
                                 ------------

                                PREFERRED STOCK

     Except as otherwise expressly provided herein, all shares of Preferred Stock shall entitle the holders thereof to the same rights and privileges.

     1A.   Dividends.  The holders of outstanding shares of Preferred Stock
           ---------
shall be entitled to receive, out of funds legally available for such purpose, cash dividends at the rate of 8% per annum (computed on the basis of a 360-day year and a 90 day quarter) of the Stated Value (as defined below) of each such share then held by them, payable quarterly in arrears on June 13, September 13, December 13 and March 13 (each such payment date, a "Dividend Payment Date") of each year (beginning, with respect to the Series A, on September 13, 1996, with respect to the Series B, on December 13, 1998, and with respect to the Series C, on September 13, 1999), or when and as declared by the Board of Directors of the Corporation. The Board of Directors of the Corporation may fix a record date for the determination of holders of Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

     1B.   Stated Value.  Notwithstanding anything to the contrary provided
           ------------
herein, in the event that any portion of the quarterly dividend on the Series A, Series B or Series C is not declared and paid in cash on any Dividend Payment Date, the amount of such accrued dividend which is not so paid on any share of Series A, Series B or Series C shall be accumulated and shall automatically be added to the Stated Value of such share on such Dividend Payment Date. Accumulated dividends on shares of Series A, Series B or Series C that have previously been added to the Stated Value thereof pursuant to the terms of this subparagraph 1B, may, in the discretion of the Board of Directors of the Corporation, be paid in cash on any Dividend Payment Date. Accumulated dividends on any share of Series A, Series B or Series C which are added to the Stated Value of such share pursuant to this subparagraph 1B shall not be deemed to be in arrears for any purpose whatsoever.

     As used herein, the "Stated Value" per share shall mean the sum of (i) with respect to the Series A, $2.67, with respect to the Series B, $12.00, or with respect to the Series C, $40.91, plus (ii) all accumulated and unpaid dividends, if any, added pursuant to this subparagraph 1B, less (iii) all amounts paid in cash in respect of such previously accumulated and unpaid dividends, if any, that were originally added to such Stated Value pursuant to this subparagraph 1B.

     2A.  Mandatory Redemption.  Beginning at any time on or after June 13,
          --------------------
2003, upon receipt of a written redemption election executed by the holders of not less than 66 2/3% of the Preferred Stock then outstanding, the Corporation shall, to the extent legally permitted, redeem (in the manner and with the effect provided in subparagraphs 2C through 2D below) all shares of Preferred Stock then outstanding in four equal annual installments, the first of which shall occur sixty (60) days following the Corporation's receipt of the written redemption election. Each date on which the Corporation shall be required to redeem shares of Preferred Stock as provided in this subparagraph 2A shall be referred to as a "Redemption Date". No written redemption election shall be required with respect to any Redemption Date other than the initial Redemption Date.

     2B.  Redemption Price.  The Preferred Stock to be redeemed on a Redemption
          ----------------
Date shall be redeemed by paying for each share the sum of (i) the Stated Value per share as of such Redemption Date, plus (ii) an amount equal to dividends declared and unpaid thereon up to such Redemption Date, the sum, of (i) and (ii) being herein sometimes referred to as the "Redemption Price". In the case of a redemption pursuant to the first sentence of subparagraph 2A above, not less than 30 days before such Redemption Date, written notice shall be given by mail, postage prepaid to the holders of record of the Preferred Stock to be redeemed, such notice to be addressed to each such shareholder at his post office address as shown by the records of the Corporation, specifying the number of shares to be redeemed, the Redemption Price and the place and date of such redemption, which date shall not be a day on which banks in the City of New York are required or authorized to close. If a notice of redemption shall have been duly given under subparagraph 2A above or this subparagraph 2B and if on or before such Redemption Date the funds necessary for redemption shall have been set aside so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares of Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on such Redemption Date, the shares so called for redemption shall no longer be deemed outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares shall forthwith after the close of business on the Redemption Date, cease, except only the right of the holders thereof to receive, upon presentation of the certificate representing shares so called for redemption, the Redemption Price therefor, without interest thereon.

     2C.  Redeemed or Otherwise Acquired Shares to Be Retired.  Any shares of
          ---------------------------------------------------
the Preferred Stock redeemed pursuant to this paragraph 2 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Preferred Stock accordingly.

     2D.  Shares to be Redeemed.  In case of the redemption under subparagraph
          ---------------------
2A, for any reason, of only a part of the outstanding shares of the Preferred Stock otherwise subject to redemption on a Redemption Date, all shares of Preferred Stock to be redeemed shall be selected pro rata such that there shall
                                                 --------
be so redeemed from each registered holder in whole shares, as nearly as practicable to the nearest share, that proportion of all the shares to be redeemed which the number of shares held of record by such holder bears to the total number of shares of Preferred Stock at the time outstanding, calculated as a single class. Shares not redeemed on the scheduled Redemption

Date therefor shall remain outstanding and shall be redeemed, to the extent legally permissible, on the next ensuing Redemption Date.

     3.  Liquidation.  Upon any liquidation, dissolution or winding up of the
         -----------
Corporation, whether voluntary or involuntary, the holders of the shares of Preferred Stock, before any distribution or payment is made upon Common Stock, shall be entitled to be paid for each share the sum of (i) the Stated Value per share as of such date of liquidation, dissolution or winding up (the "Liquidation Date"), plus (ii) an amount equal to dividends accrued but unpaid thereon up to the Liquidation Date (to the extent not accounted for in the Stated Value of such share), the sum of (i) and (ii) being herein sometimes referred to as the "Liquidation Payments". If, upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Preferred Stock shall be insufficient to permit payment to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Preferred Stock based upon the Liquidation Payments to which each such holder would otherwise be entitled. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation available for distribution to its shareholders shall be distributed to the holders of Common Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments, the place where said Liquidation Payments shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of Preferred Stock, such notice to be addressed to each such holder at his post office address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other corporation or corporations in which the shareholders of the Corporation immediately prior to such consolidation, merger or reorganization own less than 50% of the surviving entity's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which greater than 50% of the Corporation's voting power is transferred, or the sale or transfer by the Corporation of all or substantially all of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph 3.

     4A.   Conversion.  Subject to the terms and conditions of this paragraph 4,
           ----------
each share of Series A, Series B and Series C shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $2.67 in the case of the Series A, (ii) $12.00 in the case of the Series B, or (iii) $40.91 in the case of the Series C, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $2.67 for shares of Series A, $12.00 for shares of Series B and $40.91 for shares of Series C. Such initial Conversion Price shall be subject to adjustment as set forth in subparagraph 4D below. The rights of conversion contained in this subparagraph 4A shall be exercised by the holder of shares of Preferred Stock by giving written notice that such holder elects to convert a stated number of shares of Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office

(or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement or the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

     4B.  Issuance of Certificates; Time Conversion Effected.  Promptly after
          --------------------------------------------------
the receipt of the written notice referred to in subparagraph 4A and surrender of the certificate or certificates for the share or shares of Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected, and the Conversion Price shall be determined, as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

     4C.  Fractional Shares; Dividends; Partial Conversion.  No fractional
          ------------------------------------------------
shares may be issued upon conversion of the Preferred Stock into Common Stock. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends, if any, declared and unpaid on the shares surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 4B. In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 4A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this subparagraph 4C, be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Preferred Stock for conversion an amount in cash equal to the current market price of such fractional interest as determined in good faith by the Board of Directors of the Corporation.

     4D.  Adjustment of Price Upon Issuance of Common Stock.  Except as provided
          -------------------------------------------------
in subparagraph 4F hereof, if and whenever the Corporation shall issue or sell, or is in accordance with subparagraphs 4D(1) through 4D(6) deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price for the Preferred Stock in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically (except as otherwise provided herein) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be equal to the sum of (i) Adjusted Outstanding Common Stock (as defined below) multiplied by the then existing Conversion Price, plus
(ii) the consideration, if any, received by the Corporation upon such issue or sale, and the denominator of which shall be an amount equal to the sum of Adjusted Outstanding Common Stock plus the number of shares of Common Stock issued or sold.

     For the purposes of this subparagraph 4D, "Adjusted Outstanding Common Stock" shall mean the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (ii) the number of shares of Common Stock issuable upon conversion of all outstanding shares of any series of Preferred Stock of the Corporation convertible into Common Stock.

     For purposes of this subparagraph 4D, the following subparagraphs 4D(l) to 4D(6) shall also be applicable:

     4D(l)   Issuance of Rights or Options.  In case at any time the Corporation
             -----------------------------
shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the applicable Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 4D(3), no adjustment of a Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

     4D(2)   Issuance of Convertible Securities.  In case the Corporation shall
             ----------------------------------
in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 4D(3) below, no adjustment of a Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 4D, no further adjustment of a Conversion Price shall be made by reason of such issue or sale.

     4D(3)  Change in Option Price or Conversion Rate.  If (i) the purchase
            -----------------------------------------
price provided for in any Option referred to in subparagraph 4D(l), (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 4D(l) or 4D(2) or (iii) the rate at which any Convertible Securities referred to in subparagraph 4D(l) or 4D(2) are convertible into or exchangeable for Common Stock shall change at any time (in each case other than under or by reason of provisions designed to protect against dilution), then the Conversion Price in effect at the time of such event shall, as required, forthwith be readjusted to such Conversion Price which would have been in effect at such time had such options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall, as required, forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in subparagraph 4D(l) or the rate at which any Convertible Securities referred to in subparagraph 4D(l) or 4D(2) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto assigned to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall, as required, forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in affect hereunder is thereby reduced.

     4D(4)  Stock Dividends.  In case the Corporation shall declare a dividend
            ---------------
or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities in which dividend or distribution the Preferred Stock does not ratably participate, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution, shall be deemed to have been issued or sold without consideration, and the applicable Conversion Price shall be reduced as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares, as provided in subparagraph 4E hereof.

     4D(5)  Consideration.  In case any shares of Common Stock, Options or
            -------------
Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the Corporation, such Options shall be deemed to have been issued without consideration, and the applicable Conversion Price shall be reduced as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares, as provided in subparagraph 4E hereof.

     4D(6)  Record Date.  In case the Corporation shall take a record of the
            -----------
holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, provided that such shares of Common Stock shall in fact have been issued or sold.

     4E.   Subdivision or Combination of Stock.  In case the Corporation shall
           -----------------------------------
at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Prices in effect immediately prior to such combination shall be proportionately increased.

     4F.  Certain Issues of Common Stock Excepted.  Anything herein to the
          ---------------------------------------
contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price for the Preferred Stock upon the occurrence of any of the following events:

          (i) the issuance of shares of Preferred Stock, the issuance of Common Stock upon conversion of outstanding shares of Preferred Stock, or any adjustment in the Conversion Price applicable to such conversion,

          (ii) the issuance of shares of Common Stock, or options for the purchase thereof, to employees, consultants or directors of the Corporation pursuant to a stock option plan, restricted stock plan or other compensatory or incentive arrangement approved by the Board of Directors of the Corporation,

          (iii) the issuance to Malcolm P. Appelbaum and Vrolyk / Power
Express L.P. of warrants to acquire up to an aggregate 13,500 shares of Common Stock and the issuance of up to an aggregate 13,500 shares of Common Stock upon the exercise of such warrants,

          (iv) the issuance to Ken Hawk of 147,600 shares of Common Stock pursuant to that certain Restricted Stock Purchase Agreement dated on or about June 13, 1996 between the Corporation and Ken Hawk,

          (v) the issuance of capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions in which the equity component is incidental to the primary purpose of such transaction,

          (vi) the issuance of capital stock or warrants or options to purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation, and

          (vii) the issuance of shares of Common Stock in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock.

     4G.   Reorganization, Reclassification, Consolidation, Merger or Sale.  If
           ---------------------------------------------------------------
any capital reorganization or reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holders of at least 66-2/3% of the outstanding shares of Preferred Stock) shall be made whereby each holder of a share or shares of Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such shares or shares of the Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the applicable Conversion Price) shall thereafter be applicable, as nearly practicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including, if necessary to effect the adjustments contemplated herein, an immediate adjustment, by reason of such reorganization, reclassification, consolidation, merger or sale, of the applicable Conversion Price to the value for the Common Stock reflected by the terms of such reorganization, reclassification, consolidation, merger or sale if the value so reflected is less than the applicable Conversion Price in effect immediately prior to such reorganization, reclassification, consolidation, merger or sale). In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of Common Stock of the surviving corporation is issuable to holders of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the Conversion Prices in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation or merger, or any sale of all or substantially all of its assets and properties, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument (in form reasonably satisfactory to the holders of at least 66 2/3% the shares of Preferred Stock at the time outstanding), executed and mailed or delivered to each holder of shares of Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

     4H.  Automatic Conversion.  Each share of Preferred Stock shall
          --------------------
automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than $7.50 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and which results in aggregate cash proceeds to the corporation of $15,000,000 (net of underwriting discounts and commissions) or
(ii) the date specified by written consent or agreement of the holders of at least 66 2/3% of the then outstanding shares of Preferred Stock, voting together as a class.

     4I.  Notice of Adjustment.  Upon any adjustment of an applicable Conversion
          --------------------
Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Preferred Stock, as applicable, at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     4J.  Other Notices.  In case at any time:
          -------------

          (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

          (2) the Corporation shall offer for subscription pro rata to the
                                                           --------
     holders of its Common Stock any additional shares of stock of any class or other rights;

          (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of a substantial portion of its assets to, another corporation;

          (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

          (5) the Corporation shall take any action or there shall be any event which would result in an automatic conversion of the Preferred Stock pursuant to subparagraph 4H, then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 30 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 30 days' prior written notice of the date when the same shall take place, and (c) in the case of any event which would result in an automatic conversion of the Preferred Stock pursuant to subparagraph 4H, at least 30 days prior written notice of the date on which the same is expected to be completed. such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

     4K.  Stock to be Reserved.  The Corporation will at all times reserve and
          --------------------
keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, lions and charges with respect to the issue thereof and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Prices for the Preferred Stock. The Corporation will take all such action as may be necessary to assure that all ouch shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Articles of Incorporation.

     4L.  No Reissuance.  Shares of Preferred Stock which are converted into
          -------------
shares of Common Stock as provided herein shall not be reissued.

     4M.  Issue Tax.  The issuance of certificates for shares of Common Stock
          ---------
upon conversion of the Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof.

     4N.  Closing of Books.  The Corporation will at no time close its transfer
          ----------------
books against the transfer of any Series A, Series B, Series C or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock.

     4O.  Definition of Common Stock.  As used in this paragraph 4, the term
          --------------------------
"Common Stock" shall mean and include the Corporation's authorized Common Stock, no par value, as constituted on the date of the filing of these Amended and Restated Articles of Incorporation and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided, however, that such term, when used to describe the
             -----------------
securities receivable upon conversion of shares of the Preferred Stock of the Corporation, shall include only shares designated as Common Stock of the Corporation on the date of filing of these Amended and Restated Articles of Incorporation, any shares resulting from any combination or subdivision thereof referred to in subparagraph 4E, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 4G.

     5.  Voting.  Except as otherwise required by law or these Amended and
         ------
Restated Articles of Incorporation, (i) the holders of Preferred Stock shall have one vote for each full share of Common Stock into which their respective shares of Preferred Stock are convertible on the record date for the vote and
(ii) the holders of Common Stock shall have one vote per share of Common Stock.

     6.  Restrictions.  At any time when shares of Preferred Stock are
         ------------
outstanding, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66 2/3% of the then outstanding shares of Preferred Stock, voting together as a class (or such higher threshold as may be required by law or by these Amended and Restated Articles of Incorporation):

          (A) the Corporation will not (i) create or authorize the creation of any additional class or series of shares unless the same ranks junior to the Preferred Stock as to the payment of dividends, redemption rights and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, (ii) increase the authorized amount of the Preferred Stock or the authorized amount of any additional class or series of shares unless the same ranks junior to the Preferred Stock as to the payment of dividends, redemption rights and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, or (iii) create or authorize any obligation or security convertible into shares of Preferred Stock or into shares of any other class or series unless the same ranks junior to the Preferred Stock as to the payment of dividends, redemption rights and the distribution of assets upon the liquidation; dissolution or winding up of the

Corporation, whether any such creation or authorization or increase shall be by means of amendment of these Amended and Restated Articles of Incorporation, merger, consolidation or otherwise;

          (B) the Corporation will not amend, alter or repeal the Corporation's Articles of Incorporation or Bylaws in any manner, or file any directors' resolutions pursuant to the General Corporation Law of California containing any provision, in either case, which adversely affects the respective preferences, qualifications, voting powers, special or relative rights or privileges of the Preferred Stock or which in any manner adversely affects the Preferred Stock or the holders thereof;

          (C) the Corporation will not purchase or set aside any sums for the purchase of any shares of stock of the Corporation or the purchase of any options, warrants or other rights to acquire any shares of stock of the Corporation, except for (i) the purchase of shares of Common Stock of the Corporation from former employees of the Corporation who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment of such former employee and the purchase price does not exceed the original issue price-paid by such former employee to the Corporation for such shares, and (ii) redemptions of Preferred Stock pursuant to paragraph 2 hereof;

          (D) the Corporation will not declare, or set aside funds for the payment of, dividends on any class of stock of the Corporation, other than dividends on Preferred Stock pursuant to paragraph 1 hereof;

          (E) the Corporation will not (i) consolidate or merge with or into any other corporation, (ii) sell or otherwise dispose of all or substantially all of the assets of the Corporation as an entirety to any other person or persons, or
(iii) consent to any liquidation, dissolution or winding up of the Corporation;

          (F) the Corporation will not acquire in any one transaction or series of transactions the capital stock, assets or business of any person or entity, in an amount exceeding $750,000; and

          (G) from and after the date of these Amended and Restated Articles of Incorporation the Corporation, the Corporation will not issue to employees, consultants or directors of the Corporation pursuant to a stock option plan, restricted stock plan or other compensatory or incentive arrangement options (net of any such options canceled) to purchase more than an aggregate of 483,990 shares of Common Stock (which figure is inclusive of stock options outstanding as of the date of these Amended and Restated Articles of Incorporation), nor will it issue more than an aggregate of 483,990 shares of Common Stock upon the exercise of such options.

                                 ARTICLE IIIB
                                 ------------

                                 COMMON STOCK

     1.  Dividends.  The holders of shares of Common Stock shall be entitled to
         ---------
receive such dividends as from time to time may be declared by the Board of Directors of the Corporation, subject to the provisions of Article IIIA hereof with respect to the rights of holders of Preferred Stock.

     2.  Liquidation.  In the event of any liquidation, dissolution or winding
         -----------
up of the Corporation, whether voluntary or involuntary, after payment shall have been made to holders of Preferred Stock of the full amounts to which they shall be entitled as stated and expressed herein or as may be stated and expressed pursuant hereto the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock, to share ratably according to the number of shares of Common Stock held by them in the remaining assets of the Corporation available for distribution to its shareholders.

     3.  Voting.  Except as otherwise provided by law, voting rights shall be
         ------
governed by paragraph 5 of Article IIIA hereof.

                                  ARTICLE IV
                                  ----------

     A.  Limitation of Director's Liability.  The liability of the director of
         ----------------------------------
this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Unless applicable law otherwise provides, any amendment, repeal or modification of this Section A shall not adversely affect any right or protection of a director under this Section A that existed at or prior to the time of such amendment, repeal or modification.

     B.  Indemnification of Agents.  This Corporation is authorized to provide
         -------------------------
indemnification of agents (as defined in Section 317 of the California Corporations Code) to the fullest extent permissible under California law. Unless applicable law otherwise provides, any amendment, repeal or modification of this Section B shall not adversely affect any contract or other right to indemnification of an agent the Corporation that existed at or prior to the time of such amendment, repeal or modification.

     C.  Repeal or Modification.  Any repeal or modification of the foregoing
         ----------------------
provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of a director or officer of this Corporation relating to acts or omissions occurring prior to such repeal or modification.

                                 *     *     *

     3. The foregoing amendment and restatement of this corporation's Articles of Incorporation has been approved by the Board of Directors of this Corporation.

     4. The foregoing amendment and restatement of this corporation's Articles of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 1,106,941 shares of Common Stock, 611,250 shares of Series A Preferred Stock and 500,000 shares of Series B

Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of Common Stock and 66 2/3% of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class.



                            [signature page follows]

     The undersigned certify under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of their own knowledge.

     Executed at Reno, Nevada on July 27, 1999.


                                    /s/ Ken Hawk
                                    ------------------------------
                                    Ken Hawk, President


                                    /s/ Mick Delargy
                                    ------------------------------
                                    Mick Delargy, Secretary